Exhibit 4

Power of Attorney

July 19, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

This letter confirms that each and any of Richard J. Birns, Andrew S. McLelland, and Michael S. Grisolia is authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf and on behalf of each entity for which I may sign such filings.  This authorization and designation shall be valid until either revoked in writing by the undersigned or until three years from the date of this letter.

                                   Very truly yours,

                                   /s/ Steven R. Becker
                                   Steven R. Becker